Exhibit 99.1

NEXMETALS ANNOUNCES ANNUAL EQUITY INCENTIVE GRANTS

Vancouver, British Columbia, November 18, 2025 – NexMetals Mining Corp. (TSXV: NEXM) (Nasdaq: NEXM) (“NEXM” or the “Company”) announces that it has granted annual equity incentive awards to certain directors, officers, employees and consultants pursuant to the Company’s Omnibus Equity Incentive Plan (the “Plan”).

The Board of Directors has approved the grant of restricted share units (“RSUs”) representing an aggregate of 332,512 common shares to certain officers, employees and consultants. Of this amount, 287,512 RSUs have been granted at a deemed price of $7.60 per RSU, representing the 90-Day volume weighted average price of the Company’s shares on the TSX Venture Exchange as of November 7, 2025, and reflecting a 55% premium to the Company’s closing share price on November 17, 2025. These RSUs will vest annually in equal thirds beginning on the first anniversary of the date of grant. A further 45,000 RSUs have been granted to certain officers and consultants at a deemed price of $8.80 per RSU, representing a 79% premium to the Company’s closing share price on November 17, 2025. These RSUs will vest in full on the first anniversary of the date of grant.

The Company has also granted deferred share units (“DSUs”) representing an aggregate of 46,600 common shares to directors at a deemed price of $7.60 per DSU. The DSUs will be payable in cash and settled in accordance with the terms of the Plan.

The equity incentive grants are intended to align the interests of directors, management, employees and consultants with those of shareholders and to support the Company’s long-term retention and performance objectives.

Further information regarding the Plan is set out in the Company’s Management Information Circular dated as of April 28, 2025 and filed on May 6, 2025, which is available under the Company’s profile on SEDAR+ (www.sedarplus.ca).

About NexMetals Mining Corp.

NexMetals Mining Corp. is a mineral exploration and development company that is focused on the redevelopment of the previously producing copper, nickel and cobalt resources mines owned by the Company in the Republic of Botswana.

NexMetals is committed to governance through transparent accountability and open communication within our team and our stakeholders. NexMetals’ team brings extensive experience across the full spectrum of mine discovery and development. Collectively, the team has contributed to dozens of projects, including work on the Company’s Selebi and Selkirk mines. Senior team members each have on average, more than 20 years of experience spanning geology, engineering, operations, and project development.

For further information about NexMetals Mining Corp., please contact:

Morgan Lekstrom

CEO and Director

morganl@nexmetalsmining.com

Jaclyn Ruptash

V.P., Communications and Investor Relations

jaclyn@nexmetalsmining.com

1-833-770-4334

Neither the TSX Venture Exchange and its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) nor the Nasdaq Stock Market LLC accepts responsibility for the adequacy or accuracy of this news release. No stock exchange, securities commission or other regulatory authority has approved or disapproved the information contained herein.

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